Exhibit 99.1

NEWS RELEASE
21751 W. Eleven Mile Road Suite 208 Southfield, Michigan 48076
FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Deborah K. Pawlowski/James M. Culligan	Shannon Kubenez
Kei Advisors LLC	Director of Marketing
Phone: 716.843.3908/ 716.843.3874	Phone: 248.223.9160
Email: dpawlowski@keiadvisors.com/jculligan@keiadvisors.com	Email: skubenez@baggerdaves.com

Diversified Restaurant Holdings Continues Buffalo Wild Wings® Expansion
Receives Financing Commitment for New Restaurant in Marquette, MI
SOUTHFIELD, MI, December 21, 2009 - Diversified Restaurant Holdings, Inc. (OTCBB: DFRH) (“DRH”), the owner/operator and soon to be franchisor of the unique, full service fast-casual restaurant and bar Bagger Dave’s Legendary Burgers & Fries® and a leading franchisee and restaurant manager for Buffalo Wild Wings®, announced today that its wholly owned subsidiary, AMC Wings Inc., has received a financing commitment for the establishment of its eighth Buffalo Wild Wings® franchise location. DRH also manages and operates nine Buffalo Wild Wings franchises owned by affiliated parties.
The new restaurant will be in Marquette, Michigan, located at 2492 U.S. Highway 41 West. Construction is underway and the location is scheduled to open by June 1, 2010.
Michael Ansley, President and CEO of DRH, commented, “The Marquette location will be our eleventh restaurant owned or managed under our 32 store expansion plan and agreement with Buffalo Wild Wings International, Inc., with a twelfth location planned to open in Chesterfield, Michigan, in a few months. Despite a difficult lending environment, our sound business plan and financial discipline allowed us to secure a financing commitment that will enable us to move forward with our goal of being a major player in the fast casual restaurant segment.”
In addition to managing 16 existing Buffalo Wild Wings restaurants, DRH owns and operates two Bagger Dave’s Legendary Burgers and Fries restaurants in Michigan. Bagger Dave’s is a unique restaurant concept developed by DRH.
About Diversified Restaurant Holdings
Diversified Restaurant Holdings, Inc. owns and operates its own unique, full-service restaurant concept, Bagger Dave’s Legendary Burgers and Fries®, which falls within the fast-casual dining segment and was launched in January 2008. Bagger Dave’s® offers a local identity, fast food price point with full service bar and restaurant for friends and families in a casual, comfortable atmosphere. The menu features freshly made burgers (never frozen) accompanied by more than 30 toppings to add-on, fresh-cut fries, and hand-dipped milkshakes. Signature items include Sloppy Dave’s BBQ®, Train Wreck Burger®, and Bagger Dave’s Amazingly Delicious Turkey Black Bean Chili. Currently, there are two locations in the state of Michigan with a third planned for opening in February 2010 and franchise registrations recently filed in the states of Michigan, Indiana and Ohio. The concept focuses on local flair with the interior showcasing historic photos of the city in which it resides. There’s also an electric train that runs above the dining room and bar areas. All current and future locations will be smoke-free. For more information please visit www.baggerdaves.com

DRH also is a leading franchisee and restaurant management company handling the operations of 16 Buffalo Wild Wings® restaurants; five in Florida and 11 in Michigan. The Company has received franchise awards for the Highest Annual Restaurant Sales and operates four out of the top 25 franchise restaurants in sales volume in the Buffalo Wild Wings system.
Diversified Restaurant Holdings routinely posts news and other important information on its Web site at www.diversifiedrestaurantholdings.com.
About Buffalo Wild Wings®
Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings® is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently over 600 Buffalo Wild Wings locations across 41 states.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. Forward-looking statements are based upon the current beliefs and expectations of management. All statements addressing operating performance, events, or developments that Diversified Restaurant Holdings, Inc. expects or anticipates will occur in the future, including but not limited to franchise sales, store openings, financial performance and adverse developments with respect to litigation or increased litigation costs, the operation or performance of the Company’s business units or the market price of its common stock are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. Actual results may vary materially from those contained in forward-looking statement based on a number of risk factors and uncertainties including, without limitation, our ability to operate in new markets, the cost of commodities, the success of our marketing and other initiatives to attract customers, customer preferences, operating costs, economic conditions, competition, the availability of financing for franchisees and the Company, and the impact of applicable regulations. These and other risk factors and uncertainties are more fully described in Diversified Restaurant Holdings’ most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Undue reliance should not be placed on Diversified Restaurant Holdings’ forward-looking statements. Except as required by law, Diversified Restaurant Holdings, Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
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